Exhibit 99.2

Reconciliation of non-GAAP measures

The Company presents pro forma revenues, a non-GAAP financial measure, because the Company believes these financial measures allow for a more consistent period-to-period comparison.  This is due, in part, to the fact that on July 31, 2005, the Company acquired the European business from Watson Wyatt LLP.  The Company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the Company’s business and believes this information is helpful to investors.   The pro forma numbers could also assist shareholders in determining what the impact of the merger might be by looking back one year to establish a basis for comparison.

The reconciliation of pro forma revenues is as follows:

Watson Wyatt & Company Holdings Fiscal Year 2005 Pro Forma Revenues

Watson Wyatt & Company Holdings GAAP Fiscal Year 2005 Revenues	$737.4 million
Watson Wyatt LLP Revenues for the period August 1, 2004 through June 30, 2005 based on internal management reports and exchange rates of 1.8146 pounds to the dollar	$428.2 million
Elimination of estimated inter-company revenues	$7 million
Fiscal Year 2005 pro forma revenues	$1,159 million

Watson Wyatt & Company Holdings First Quarter Fiscal Year 2005 Pro Forma Revenues

Watson Wyatt & Company Holdings GAAP First Quarter Fiscal 2005 Revenues	$175.4 million
Watson Wyatt LLP Revenues for the period August 1, 2004 through September 30, 2004 based on internal management reports and exchange rates of 1.8146 pounds to the dollar	$73.6 million
Elimination of estimated inter-company revenues	$1.3 million
First quarter fiscal year 2005 pro forma 2005 revenues	$247 million